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Exhibit 5.1

[Buchalter Nemer Letterhead]

September 2, 2010

Board of Directors
Heritage Commerce Corp
150 Almaden Boulevard
San Jose, California 95113

  Re:
  Registration Statement on Form S-1 (File No. 333-168299)

Ladies and Gentlemen:

        This opinion letter is furnished to you in connection with the filing by Heritage Commerce Corp, a California corporation (the "Company"), of the Registration Statement on Form S-1, and amendments thereto (the "Registration Statement"), with the United States Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, ("Securities Act") related to the proposed resale by the Selling Securityholders of (i) 53,996 shares of the Company's Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, no par value ("Series B Preferred Stock"), (ii) 21,004 shares of the Company's Series C Convertible Perpetual Preferred Stock, no par value and (iii) 22,222,223 shares of common stock, no par value, to be issued upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock (the "Common Stock" and together with the Series B Preferred Stock and Series C Preferred Stock, the "Securities"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

        In connection with this opinion, we have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company as in effect on and as of the date hereof, the Amended and Restated Bylaws of the Company as in effect on and as of the date hereof, records of relevant corporate proceedings, the Registration Statement and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinion contained herein.

        As a basis for our opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

        Based upon the foregoing and such other further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that (i) the Series B Preferred Stock and Series C Preferred Stock, have been duly and validly issued, and are fully paid and non-assessable, and (ii) the Common Stock when issued upon conversion of the Series B Preferred Stock or upon conversion of the Series C Preferred Stock in accordance with the terms of the Series B Preferred Stock or Series C Preferred Stock, as applicable, will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" therein and in the related prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
BUCHALTER NEMER A Professional Corporation
/s/ Buchalter Nemer

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  Exhibit 5.1